Exhibit 10.31

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. ET AL BOARD OF DIRECTORS

NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. et al Board of Directors Nonqualified Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Plan reserves to the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) the authority to amend the Plan; and

WHEREAS, the Company has determined that it is desirable to amend the Plan to (i) prohibit new Participants in the Plan on and after January 1, 2009, (ii) provide that payment of all amounts deferred under the Plan prior to January 1, 2009, be made on or before December 31, 2017, and (iii) comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective January 1, 2009, in the following particulars:

1. Article 1 is amended to read as follows:

ARTICLE 1. PURPOSE

Royal Caribbean Cruises Ltd. originally established The Royal Caribbean Cruises Ltd. et al. Board of Directors Nonqualified Deferred Compensation Plan, effective July 1, 2003. This amended Plan document contains amendments adopted through December 31, 2008. The Plan is a nonqualified deferred compensation plan for the members of the Board of Directors of Royal Caribbean Cruises Ltd. as a means of deferring a portion of an eligible individual’s current income and to accumulate resources for future investments.

With respect to amounts deferred hereunder that are subject to Code Section 409A and any regulations and other official guidance issued thereunder (generally, amounts deferred on and after January 1, 2005 and the earnings thereon), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred hereunder that are not subject to Section 409A (“Grandfathered Funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such Grandfathered Funds.

2. Section 2.6 is amended to read as follows:

2.6 Effective Date means, with respect to the original Plan document, July 1,

2003. The effective date of this amendment and restatement is January 1, 2009.

3. The following Section 2.9 is added to the Plan and the remaining Sections and internal cross-references are re-numbered accordingly:

2.9 Grandfathered Funds means amounts deferred under the Plan before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to the Participant’s Account hereunder.

4. Section 3.1 is amended to read as follows:

3.1 Determination of Participant Status: Upon adoption of the Plan, the Company will notify the Board of their eligibility to participate in the Plan. Thereafter, except as otherwise provided in Section 3.2, prior to each calendar quarter, the Company will notify those new members of the Board of their eligibility to participate. Notwithstanding the foregoing, no member of the Board who was not a Participant in the Plan on December 31, 2008, and no individual who becomes a member of the Board on or after January 1, 2009, shall be eligible to become a Participant in the Plan on or after January 1, 2009.

5. Section 3.2 is amended to read as follows:

3.2 Commencement of Participation: Each Participant shall be provided an opportunity to designate the percentage of his or her Eligible Earnings to be deferred under Section 4.1. Any Participant who makes such a designation in the second calendar quarter of 2003 shall become a Participant on the first day of the following month, with respect to Eligible Earnings earned on or after the Effective Date only, provided the Eligible Participant is a member of the Board as of such date. Thereafter through December 31, 2004, any such Participant who makes such a designation shall become a Participant on the first day of the following calendar month. Effective on and after January 1, 2005, in the case of the first year in which a Board member becomes eligible to participate in the Plan, the Board member may make a deferral election with respect to services to be performed subsequent to the election provided the election is made within 30 days after the date the Board member becomes eligible to participate. In the case of all other Board members, including any newly eligible Board member who fails to make an election within the 30-day period described above, deferral elections must be made no later than December 31 (or such other prior date designated by the Company) of the year before the year the services related to the deferral election are to be performed.

Any such designation must be made in the manner authorized by the Company and must be accompanied by:

(a) an authorization by the Participant for the Company to make deductions to cover the amount of such deferrals elected pursuant to Section 4.1;

(b) an investment election with respect to any Participant Deferral Contributions;

(c) a designation of Beneficiary; and

(d) a designation as to the form and timing of the distribution of his or her Participant Account.

Notwithstanding the foregoing, effective January 1, 2009, no member of the Board who was not a Participant in the Plan on December 31, 2008, and no individual who becomes a member of the Board on or after January 1, 2009, shall become a Participant in the Plan.

6. Article 4 is amended to read as follows:

ARTICLE 4. PARTICIPANT DEFERRALS

4.1 Participant Deferral Contributions: Effective on or before December 31, 2008, each Participant may authorize the Company, in the manner described in Section 3.2, to have a Participant Deferral Contribution made on his or her behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed during the designated period covered by the election, as provided in Section 3.2. Such Participant Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 10% nor more than 100%, as designated by the Participant. The percentage of Eligible Earnings designated by a Participant to measure the Participant Deferral Contributions to be made on the Participant’s behalf shall remain in effect, notwithstanding any change in his or her Eligible Earnings, until he or she elects to change or suspend such percentage in accordance with Section 4.2 or Section 4.3, below. Effective on and after January 1, 2009, a Participant may not elect to make Participant Deferral Contributions to the Plan, and the Company may not make Participant Deferral Contributions to the Plan.

4.2 Changes in Contributions: Effective on or before December 31, 2008, a Participant may change his or her contribution percentage election under Section 4.1 by applying to make such change in the manner prescribed by the Company. Prior to January 1, 2005, any such change shall become effective no earlier than the first day of the month following the date on which the Participant applies to make such change. On and after January 1, 2005, and prior to January 1, 2009, any such change shall become effective no earlier than the January 1 of the calendar year following the date on which the Participant applies to make such change.

4.3 Suspension of Contributions: Effective on or before December 31, 2008, a Participant may suspend his or her Participant Deferral Contributions at any time by applying for a suspension in writing to the Company. Prior to January 1, 2005, any such suspension request shall become effective as soon as administratively practicable following the date the Participant applies for the suspension. On and after January 1, 2005 and prior to January 1, 2009, any such suspension request shall not become effective before the January 1 of the calendar year following the date the Participant applies for the suspension. A Participant whose Deferral Contributions have been suspended under this section may resume having Deferral Contributions made on his or her behalf by applying to change his or her contribution percentage election in accordance with Section 4.2.

7. Section 5.3 is amended to read as follows:

5.3 Establishment of Investment Funds: The Company will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to each Participant’s Account. The Company may change the number, identity or composition of the Investment Funds from time to time. Each Participant’s Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments elected by the Participant. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Company may specify. A Participant may change his or her Investment Fund election periodically by completing a revised Participant Election Form and delivering it to the Vice President of Global Total Rewards. Any such change shall become effective as of the first business day coincident with or immediately following the date the Participant applies to make such change. As the Participant’s Account balance changes, the adjustment of such amounts shall remain based on the deemed investment previously elected until the Participant requests a change in accordance with this Section or the Company no longer includes that deemed investment as one of the available Investment Funds. If a Participant fails to make an Investment Fund election, the amount in the Participant’s Account will be deemed to have been invested in a money market fund or any other fund as determined by the Company.

8. Section 5.4 is amended to read as follows:

5.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect deemed investment results. Each Participant Account will be credited with the deemed investment return of the Investment Funds in which the Participant elected to be deemed to invest. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Company. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

9. Section 6.1 is amended to read as follows:

6.1 Form and Timing of Distribution: Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Company.

(a) Form of Payment: A Participant’s entire Participant Account shall be payable in the form of a single lump sum.

(b) Time of Payment: The Participant’s election shall indicate that payment shall be made:

(1) as soon as administratively practicable following the Participant’s Termination of Service as a member of the Board which shall in no event exceed 21 days beyond such Termination of Service;

(2) on the January 1 following the year in which the Participant’s Termination of Service occurs; or

(3) in a specific month and year.

Notwithstanding the foregoing, if a Participant elects his or her distribution to be made in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Service, the Participant’s distribution shall be made in accordance with paragraph 1 above. Further, if a Participant elects his or her distribution to be made in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Service, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Participant Deferral Contributions.

Notwithstanding the foregoing, a Participant may change his or her form and timing election applicable to the distribution of his or her Participant Account, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made, (ii) at least twelve (12) consecutive months prior to the date on which such distribution will be made, and (iii) solely with respect to amounts deferred under the Plan that do not constitute Grandfathered Funds, such that the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that if any such election is made during the calendar year ending on December 31, 2008, the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

Notwithstanding the foregoing, effective January 1, 2009, all amounts deferred under the Plan for a Participant for Plan Years beginning prior to January 1, 2009, shall be paid no later than December 31, 2017.

10. Section 6.3 is amended to read as follows:

6.3 Early Distribution: Notwithstanding any other provision of the Plan, including Sections 6.1 and 6.3, and effective solely with respect to amounts deferred under the Plan that constitute Grandfathered Funds, a Participant may, one time per year, make a written request to the Company to immediately receive a lump sum distribution equal to ninety percent (90%) of the entire applicable portion of his or her Participant Account as adjusted under Section 9.4. The remaining applicable balance of his or her Participant Account from which a payment has been made pursuant to this Section 6.3 shall be forfeited by the Participant. Following receipt of written notice by the Company the Participant shall be precluded from participating in the Plan for one year following such distribution. Except as otherwise allowed under the terms of the Plan, amounts deferred under the Plan that do not constitute Grandfathered Funds shall not be eligible for early distribution pursuant to this Section 6.3.

IN WITNESS WHEREOF, this Amendment is being executed as of the 11th day of November, 2008.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ Bradley Stein	By:	/s/ Maria R. Del Busto
	Bradley Stein		Maria R. Del Busto
	Vice President, General Counsel/Secretary		Vice President and Chief Human Resources Officer